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CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 811-9713 of Active Assets Institutional Money Trust on Form N-1A of our reports dated August 7, 2000, appearing in the Prospectus and Statement of Additional Information of Active Assets Institutional Money Trust and Active Assets Premier Money Trust, and to the references to us under the captions "Financial Highlights" in the Prospectus and "Custodian and Independent Accounts" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



Deloitte & Touche LLP
New York, New York
August 25, 2000